Exhibit 99.1

Encision Reports Profitable First Fiscal Quarter Results

BOULDER, Colo., July 30 /PRNewswire-FirstCall/ -- Encision Inc. (OTC Bulletin Board: ECIA), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its first quarter of fiscal year 2010.

Net sales for the three-months ended June 30, 2009 totaled $3.2 million, representing a 3% increase over net sales of $3.1 million for the prior fiscal year’s first quarter. The Company recorded net income of $163 thousand or $.03 per share for the first quarter of fiscal year 2010, compared to a net loss of $164 thousand or ($.03) per share for the first quarter of fiscal year 2009. Gross profit margin for the first quarter of fiscal year 2010 was 64%, as compared to 60.3% for the first quarter of fiscal year 2009, a 3.7% increase resulting from production efficiencies and an increase to inventory which resulted in a higher absorption of overhead costs to inventory and a decrease to cost of sales.

“We are pleased with the start to our first quarter of fiscal year 2010, especially with the turnaround from last year’s first quarter net loss. Net income increased from last year’s first quarter net loss as a result of a slight increase in sales income, increased gross profit margin and reduced operating expenses,” said Jack Serino, President and CEO of Encision Inc.

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in our filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT:        Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

Encision Inc.
Condensed Balance Sheets
(Amounts in thousands)

	June 30,	March 31,
	2009	2009
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$126	$85
Accounts receivable, net	1,235	1,264
Inventories, net	2,459	2,505
Prepaid expenses	110	36

Total current assets	3,930	3,890

Equipment, net	884	840
Patents, net	223	216
Other assets	18	24

Total assets	$5,055	$4,970

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$662	$745
Accrued compensation	311	406
Other accrued liabilities	360	367
Line of credit	275	191

Total current liabilities	1,608	1,709

Common stock and additional paid-in capital	19,582	19,560
Accumulated (deficit)	(16,135)	(16,299)

Total shareholders’ equity	3,447	3,261

Total liabilities and shareholders’ equity	$5,055	$4,970

Encision Inc.
Condensed Statements of Operations
(Amounts in thousands, except per share information)

	(Unaudited)
	Three Months Ended
	June 30,	June 30,
	2009	2008
Net sales	$3,174	$3,094
Cost of sales	1,142	1,229

Gross profit	2,032	1,865

Operating expenses:
Sales and marketing	1,199	1,374
General and administrative	354	367
Research and development	301	289

Total operating expenses	1,854	2,030

Operating income (loss)	178	(165)
Interest and other income (expense), net	(15)	1

Income (loss) before provision for income taxes	163	(164)
Provision for income taxes	–	–

Net income (loss)	$163	$(164)

Net income (loss) per share-basic and diluted	$0.03	$(0.03)
Basic and diluted weighted average number of shares	6,455	6,450

CONTACT:  Marcia McHaffie of  Encision Inc., +1-303-444-2600, mmchaffie@encision.com